Exhibit 99.1

Delcath Systems Reports Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

NEW YORK, June 21, 2023 /PRNewswire/ Delcath Systems, Inc. (Nasdaq: DCTH) (the “Company” or “Delcath”), an interventional oncology company focused on the treatment of primary and metastatic cancers of the liver, announces that the Company granted equity awards, previously approved by the Company’s Compensation Committee and the Board of Directors, as a material inducement to employment for two individuals, the Chief Medical Officer, Vojislav Vukovic, and the Principal Accounting Officer and Principal Financial Officer, Sandra Pennell.

Mr. Vukovic received a total of 150,000 shares of the Company’s common stock, outside of the Company’s Omnibus 2020 Equity Incentive Plan, as amended (“Plan”). The options were issued upon the employee’s grant date, and all stock options included within the equity inducement award have an exercise price equal to the closing price of Delcath common stock on the grant date with ten-year terms. One-third of the options will vest on the first anniversary of the grant date with the remaining two-thirds of the options vesting in equal monthly installments over the following twenty-four months.

Ms. Pennell received a total of 100,000 shares of the Company’s common stock, outside of the Plan. The options were issued upon the employee’s grant date, and all stock options included within the equity inducement award have an exercise price equal to the closing price of Delcath common stock on the grant date with ten-year terms. One-third of the options will vest on the first anniversary of the grant date with the remaining two-thirds of the options vesting in equal monthly installments over the following twenty-four months.

The above-described awards were each granted in accordance with NASDAQ Listing Rule 5635(c)(4), and were granted pursuant to the terms of the Plan.

About Delcath Systems, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. The company’s proprietary products, HEPZATO Kit (melphalan hydrochloride for Injection/Hepatic Delivery System) and CHEMOSAT® Hepatic Delivery System for Melphalan percutaneous hepatic perfusion (PHP) are designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects during a PHP procedure.

In the United States, HEPZATO Kit is considered an investigational drug/device combination product regulated as a drug by the United States Food and Drug Administration (FDA). HEPZATO Kit is comprised of the chemotherapeutic drug melphalan and Delcath’s proprietary Hepatic Delivery System (HDS). The HDS is used to surgically isolate the liver while simultaneously filtrating hepatic venous blood during melphalan infusion and washout. The use of the HDS results in loco-regional delivery of a relatively high melphalan dose, which can potentially induce a clinically meaningful tumor response with minimal hepatotoxicity and reduce systemic exposure. In the US, HEPZATO Kit was the subject of a February 14, 2023 new drug application resubmission to FDA for the treatment of patients with unresectable hepatic-dominant metastatic ocular melanoma (mOM), also known as metastatic uveal melanoma (mUM). FDA has established an August 14, 2023 PDUFA date for the resubmission. In Europe, the device-only configuration of the HDS is regulated as a Class III medical device and is approved for sale under the trade name CHEMOSAT Hepatic Delivery System for Melphalan, or CHEMOSAT, where it has been used in the conduct of percutaneous hepatic perfusion procedures at major medical centers to treat a wide range of cancers of the liver.

Contact:

Investor Relations Contact:

Ben Shamsian Lytham Partners 646-829-9701

shamsian@lythampartners.com